Subject to Completion Preliminary Pricing Supplement Dated November 30, 2018 Registration Statement No. 333-225551	December 2018 (To Prospectus dated October 31, 2018, Index Supplement dated October 31, 2018 and Product Supplement dated October 31, 2018)

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

Market-Linked Securities due on or about August 2, 2022

$● Based on the Value of an Equally Weighted Basket Comprised of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index

The Market-Linked Securities (the “securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) based on the value of an equally weighted basket (the “basket”) comprised of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index (each, a “basket component”). The securities are for investors who are concerned about principal risk but seek a return based on a basket of equity indices, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. At maturity, if the sum of the products of (i) the final basket component level of each basket component, and (ii) the multiplier for such basket component (the “final basket level”) is equal to or less than the initial basket level, which will be set to 100 on the pricing date, investors will receive the stated principal amount of their investment. At maturity, if the final basket level is greater than the initial basket level, investors will receive the stated principal amount of their investment plus participation in the upside performance of the basket at the participation rate of 100%. All payments on the securities are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose some or all of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG London Branch (“UBS”)
Aggregate principal amount:	$·
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below), offered at a minimum investment of 100 securities (representing a $1,000 investment)
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Pricing date:	Approximately December 28, 2018, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Original issue date:	Approximately January 4, 2019 (4 business days after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally will be required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required, by virtue of the fact that the securities are initially expected to settle in four business days (T + 4), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Valuation date:	Approximately July 28, 2022 (to be determined on the pricing date and expected to be 43 months after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Maturity date:	Approximately August 2, 2022 (to be determined on the pricing date and expected to be 3 business days after the valuation date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Basket:	Basket component	Bloomberg Ticker Symbol	Basket component weighting	Multiplier
	S&P 500® Index (the “SPX Index”)	SPX	1/3	·
	EURO STOXX 500® Index (the “SX5E Index”)	SX5E	1/3	·
	TOPIX® Index (the “TPX Index”)	TPX	1/3	·
Payment at maturity:	▪	If the basket return is positive: $10 + Supplemental Redemption Amount
▪

If the basket return is zero or negative:
Stated Principal Amount of $10
In no event will the payment due at maturity be less than the stated principal amount, regardless of the performance of the basket. All payments on the securities are subject to the credit risk of UBS.

Basket return:

The quotient, expressed as a percentage, of (i) the final basket level minus the initial basket level, divided by (ii) the initial basket level. Expressed as a formula:
(Final Basket Level - Initial Basket Level) / Initial Basket Level

Supplemental redemption amount:	$10 x Participation Rate x Basket Return
Initial basket level:	Set equal to 100 on the pricing date
Final basket level:	The sum of the products of (i) the final basket component level of each basket component, and (ii) the multiplier for such basket component
Final basket component level:	For each basket component, its closing level on the valuation date, as determined by the calculation agent
Multiplier:	The multiplier for each basket component will be set on the pricing date so that each basket component will represent its applicable basket component weighting in the initial basket level. Each multiplier will remain constant for the term of the securities.
Participation Rate:	100%
CUSIP/ISIN:	90281B684 / US90281B6847
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to public	Fees and Commissions(1)	Proceeds to issuer
Per security:	100%	2.50%(a) + 0.50% (b)	97.00%
3.00%
Total:	$·	$·	$·
(1)	UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $0.30 per $10.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
(a)	a fixed sales commission of $0.25 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and

(b)     a fixed structuring fee of $0.05 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)".

The estimated initial value of the securities as of the pricing date is expected to be between $9.327 and $9.627. The range of the estimated initial value of the securities was determined on the date of this document by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 15 and 16 of this document.

Notice to investors: the securities involve risks not associated with an investment in ordinary debt securities and the securities do not pay interest.

You should carefully consider the risks described under ‘‘Risk Factors’’ beginning on page 15 and under ‘‘Risk Factors’’ beginning on page PS-9 of the accompanying product supplement before purchasing any securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated October 31, 2018	Index supplement dated October 31, 2018	Prospectus dated October 31, 2018

Market-Linked Securities due on or about August 2, 2022 $• Based on the Value of an Equally Weighted Basket Comprised of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement, for various securities we may offer, including the securities) with the Securities and Exchange Commission, (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

Product supplement dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm

Index Supplement dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm

Prospectus dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Market-Linked Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018, references to the “accompanying index supplement” mean the UBS index supplement, dated October 31, 2018 and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities”, dated October 31, 2018.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third the accompanying index supplement; and finally, the accompanying prospectus.

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Investment Overview

Market-Linked Securities

The Market-Linked Securities due August 2, 2022 Based on the Value of an Equally Weighted Basket Comprised of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index (the “securities”) provide investors with an opportunity to receive a return reflecting 100% of the positive performance of the basket while avoiding downside exposure to any depreciation of the basket if the securities are held to maturity.

If the final basket level is greater than the initial basket level, the securities will pay the stated principal amount of $10 plus a supplemental redemption amount. The supplemental redemption amount provides 100% participation in the positive performance of the basket (e.g., if the basket appreciates 10% from the initial basket level to the final basket level, the supplemental redemption amount would be $1.00 (for a 10% return at maturity)). If the final basket level is equal to or less than the initial basket level, the payment at maturity per security will be equal to the stated principal amount of $10, without any positive return on your investment. The securities do not pay interest, and all payments on the securities, including the repayment of the stated principal amount at maturity, are subject to our credit risk.

Maturity:	Approximately 43 months
Participation Rate:	100%
Interest:	None
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Key Investment Rationale

The securities offer investors exposure to the positive performance of the basket at the participation rate of 100% while avoiding downside exposure to any depreciation of the basket if the securities are held to maturity. They are for investors who are concerned about principal risk but seek a return based on an equally weighted basket of equity indices and are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any.

Investors will not be entitled to receive any dividends paid with respect to the stocks comprising the basket components (the “underlying equity constituents”) and the securities do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

Repayment of Principal	The securities offer investors 100% upside exposure to any positive performance of the basket, while providing for the repayment of the stated principal amount at maturity.

Upside Scenario	The basket return is positive and, at maturity, each security redeems for (a) the stated principal amount of $10 plus (b) the supplemental redemption amount.

Par/Downside Scenario	The basket return is zero or negative and, at maturity, each security redeems for the stated principal amount of $10.

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Market-Linked Securities due on or about August 2, 2022 $• Based on the Value of an Equally Weighted Basket Comprised of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index

Investor Suitability

The securities may be suitable for you if:

■	You fully understand the risks inherent in an investment in the securities.
■	You believe the final basket level will be greater than the initial basket level and, if the final basket level is equal to or less than the initial basket level, you can tolerate not receiving a positive return on your investment.
■	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the basket components and the underlying equity constituents.
■	You are willing to invest in the securities based on the participation rate of 100%.
■	You do not seek current income from your investment and are willing to forego any dividends paid on any underlying equity constituents.
■	You are willing and able to hold the securities to maturity, a term of approximately 43 months, and accept that there may be little or no secondary market for the securities.
■	You understand and are willing to accept the risks associated with the basket components.
■	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including the repayment of principal.
■	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the securities.
■	You believe that the final basket level will be equal to or less than the initial basket level.
■	You are not willing to invest in the securities based on the participation rate of 100%.
■	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the basket components.
■	You seek current income from your investment or prefer to receive the dividends paid on the underlying equity constituents.
■	You are unable or unwilling to hold the securities to maturity, a term of approximately 43 months, or seek an investment for which there will be an active secondary market.
■	You do not understand or are unwilling to accept the risks associated with the basket components.
■	You are not willing to assume the credit risk of UBS for all payments under the securities, including the repayment of principal.

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Market-Linked Securities due on or about August 2, 2022 $• Based on the Value of an Equally Weighted Basket Comprised of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index

Fact Sheet

The securities offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest and are subject to the terms described in the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, as supplemented or modified by this document. At maturity, an investor will receive for each security that the investor holds an amount in cash that may be greater than or equal to the stated principal amount based upon the basket return and whether the final basket level is greater than, equal to or less than the initial basket level. All payments on the securities are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the securities and you could lose some or all of your initial investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
Approximately December 28, 2018	Approximately January 4, 2019 (4 business days after the pricing date)	Approximately July 28, 2022 (approximately 43 months after the pricing date)	Approximately August 2, 2022 (3 business days after the valuation date)

Key Terms
Issuer:	UBS AG London Branch
Aggregate principal amount:	$·
Stated principal amount:	$10 per security
Issue price:	$10 per security, offered at a minimum investment of 100 securities (representing a $1,000 investment)
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Basket:	Basket component	Bloomberg Ticker	Basket component weighting	Multiplier
	S&P 500® Index (the “SPX Index”)	SPX	1/3	·
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	1/3	·
	TOPIX® Index (the “TPX Index”)	TPX	1/3	·
Payment at maturity:	▪	If the basket return is positive: $10 + Supplemental Redemption Amount
▪	If the basket return is zero or negative:
Stated Principal Amount of $10
In no event will the payment due at maturity be less than the stated principal amount, regardless of the performance of the basket. All payments on the securities are subject to the credit risk of UBS.
Basket return:

The quotient, expressed as a percentage, of (i) the final basket level minus the initial basket level, divided by (ii) the initial basket level. Expressed as a formula:
(Final Basket Level - Initial Basket Level) / Initial Basket Level

Supplemental redemption amount:	$10 x Participation Rate x Underlying Return
Initial basket level:	Set equal to 100 on the pricing date
Final basket level:	The sum of the products of (i) the final basket component level of each basket component, and (ii) the multiplier for such basket component
Final basket component level:	For each basket component, its closing level on the valuation date, as determined by the calculation agent
Multiplier:	The multiplier for each basket component will be set on the pricing date so that each basket component will represent its applicable basket component weighting in the initial basket level. Each multiplier will remain constant for the term of the securities.
Participation rate:	100%
Risk factors:	Please see “Risk Factors” herein

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General Information
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
CUSIP/ ISIN:	90281B684 / US90281B6847
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the sections “— Securities Treated as Indebtedness for U.S. Federal Income Tax Purposes” and “— Contingent Payment Debt Instruments” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. Additionally, the discussion herein and in the accompanying product supplement does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Your securities should be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your securities are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the securities at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.

As the securities have only a single contingent payment at maturity, the adjusted issue price of each security at the beginning of each accrual period is equal to the issue price of the security plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the securities is equal to [●]% per annum, compounded semi-annually, with a projected payment at maturity of $[●] based on an investment of $10.00.

Based on this comparable yield, if you are an initial holder that holds a security until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as

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Market-Linked Securities due on or about August 2, 2022 $• Based on the Value of an Equally Weighted Basket Comprised of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index

ordinary interest income from the security, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such security:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $10 security)	Total Interest Deemed to Have Accrued From Original Issue Date (per $10 security) as of End of Accrual Period
January 4, 2019 to December 31, 2019	$[•]	$[•]
January 1, 2020 to December 31, 2020	$[•]	$[•]
January 1, 2021 to December 31, 2021	$[•]	$[•]
January 1, 2022 to August 2, 2022	$[•]	$[•]

A U.S. holder of the securities is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a security.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a security for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a security is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a security for an amount other than the public offering price of the security will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the security. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase securities at other than the issue price to public should consult their tax advisor regarding these adjustments.

Prospective investors should consult their tax advisor with respect to the application of the CPDI provisions to the securities.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your securities should be treated in the manner described above.

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Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the securities should be treated as deemed to be redeemed and reissued on any rebalancing of a basket component or rollover of, or change to, the underlying equity constituents.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income”, which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust.  The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your securities and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, discussed below, gain from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations and a related IRS notice provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.

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Market-Linked Securities due on or about August 2, 2022 $• Based on the Value of an Equally Weighted Basket Comprised of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index

Based on our determination that the securities are not “delta-one” with respect to any basket component or any U.S. underlying equity constituent, our counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the basket components, underlying equity constituents or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the basket components, underlying equity constituents or the securities. If you enter, or have entered, into other transactions in respect of the basket components, underlying equity constituents or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. As the treatment of the securities is unclear, it is possible that any payment with respect to the securities could be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities after 2018 as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the issuers of the underlying equity constituents (the "underlying equity constituent issuers")).

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG

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Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the basket components or underlying equity constituents, or purchases and sales of securities, in each case before, on and/or after the pricing date of the securities.  From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” herein for a discussion of these adverse effects.

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $0.30 per $10.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney (also known as “Morgan Stanley Wealth Management”) with an underwriting discount of $0.30, reflecting a fixed structuring fee of $0.05 and a fixed sales commission of $0.25 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any security after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted.  However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models.  The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents.  Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time.  For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors:	The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor

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means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying product supplement, the accompanying index supplement and the accompanying prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

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How the Securities Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your securities will be determined on the pricing date and will be specified in the final pricing supplement):

Investors will not be entitled to receive any dividends paid with respect to the underlying equity constituents or any periodic interest payments. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

The below examples are based on the following terms:

Stated Principal Amount:	$10.00 per security
Participation Rate:	100%
Initial Basket Level:	100.00

EXAMPLE 1: The basket appreciates over the term of the securities, and investors receive the stated principal amount plus the supplemental redemption amount.

Final Basket Level	110.00
Basket Return	(110.00 – 100.00) / 100.00 = 10.00%
Payment at Maturity	= $10.00 + Supplemental Redemption Amount
= $10.00 + ($10.00 x Participation Rate x Underlying Return)
= $10.00 + ($10.00 x 100% x 10.00%)
= $11.00 (Payment at Maturity)

In Example 1, the final basket level is greater than the initial basket level and the basket return is 10.00%. Therefore, at maturity, investors receive the stated principal amount plus a return equal to 100% times the basket return, resulting in a payment at maturity of $11.00 per security (a total return of 10.00%).

EXAMPLE 2: The basket remains flat over the term of the securities, and investors receive the stated principal amount at maturity.

Final Basket Level	100.00
Basket Return	(100.00 - 100.00) / 100.00 = 0.00%
Payment at Maturity	= $10.00 (Payment at Maturity)

In Example 2, the final basket level is equal to the initial basket level and the basket return is 0.00%. Because the final basket level is equal to the initial basket level, investors receive the stated principal amount, resulting in a payment at maturity of $10.00 per security (a total return of 0.00%).

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EXAMPLE 3: The basket depreciates over the term of the securities, and investors receive the stated principal amount at maturity.

Final Basket Level	80.00
Basket Return	(80.00 - 100.00) / 100.00 = -20.00%
Payment at Maturity	= $10.00 (Payment at Maturity)

In Example 3, the final basket level is less than the initial basket level and the basket return is -20.00%. Because the final basket level is less than the initial basket level, investors receive the stated principal amount, resulting in a payment at maturity of $10.00 per security (a total return of 0.00%).

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How it works

▪	Upside Scenario. If the basket return is positive, investors will receive the stated principal amount of $10 plus the supplemental redemption amount.
▪	If the basket return is 3.00%, investors will receive a 3.00% return, or $10.30 per security.
▪	If the basket return is 10.00%, investors will receive a 10.00% return, or $11.00 per security.
▪	Par Scenario. If the basket return is zero, investors will receive an amount equal to the $10 stated principal amount.
▪	Downside Scenario. If the basket return is negative, investors will receive an amount equal to the $10 stated principal amount.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the basket return, as determined as follows:

If the basket return is positive:

$10 + Supplemental Redemption Amount.

If the basket return is zero or negative:

Stated Principal Amount of $10

In no event will the payment due at maturity be less than the stated principal amount. All payments on the securities are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the securities and you could lose some or all of your initial investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪	The securities do not pay interest and may not pay more than the stated principal amount at maturity. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest. If the basket return is zero or negative, you will receive only the stated principal amount for each security you hold at maturity and will not receive a positive return on the securities. Additionally, even if the basket return is positive, the overall return on the securities (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The securities have been designed for investors who are willing to forgo market interest rates in exchange for the ability to participate in any positive basket return at the participation rate of 100%.
▪	The participation rate applies only if you hold the securities to maturity. You should be willing to hold the securities to maturity. If you are able to sell the securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate and the return you realize may be less than the then-current basket return even if such return is positive. You can receive the full benefit of participation in any positive basket return from UBS only if you hold the securities to maturity.
■	The repayment of the stated principal amount applies only at maturity. You should be willing to hold the securities to maturity. If you are able to sell the securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment.
▪	Credit risk of UBS. The securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including the repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities, you could lose all of your initial investment.
▪	Correlation (or lack of correlation) among the basket components may adversely affect your return on the securities. “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket components may not correlate with each other. At a time when the level of a particular basket component increases, the level of another basket component may not increase as much, or may even decline in value. Therefore, in calculating the basket return on the valuation date, an increase in the level of one basket component may be moderated, or wholly offset, by a lesser increase or by a decline in the level of another basket component. Further, high correlation of movements in the values of the basket components could adversely affect your return on the securities during periods of negative performance of the basket components. Changes in the correlation of the basket components could also adversely affect the market value of, and your return on, the securities.
▪	Market risk. The return on the securities is directly linked to the performance of the basket components and indirectly linked to the performance of the underlying equity constituents. The level of the basket can rise or fall sharply due to factors specific to each basket component or its underlying equity constituents, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market levels, interest rates and economic and political conditions.
■	Fair value considerations.
o	The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables,

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including the levels of the basket components, the volatility of the basket components and the underlying equity constituents, any dividends paid on the underlying equity constituents, the correlation among the basket components, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date will be less than the issue price you pay for the securities.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.
■	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop

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making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the levels of the basket components; the volatility of the basket components and underlying equity constituents; any dividends paid on the underlying equity constituents; the correlation among the basket components; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.
▪	The securities are subject to non-U.S. securities market risk. The securities are subject to risks associated with non-U.S. companies and non-U.S. securities markets because the underlying equity constituents of the EURO STOXX 50® Index and the TOPIX® Index are non-U.S. companies that are traded on various non-U.S. exchanges. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
▪	The securities are subject to currency exchange risk. The securities are subject to currency exchange rate risks because the value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying equity constituents of the EURO STOXX 50® Index and the TOPIX® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return at maturity.
▪	The basket components reflect price return, not total return. The return on the securities is based on the performance of the basket and, therefore, the basket components, which reflect the changes in the market prices of their underlying equity constituents. None of the basket components are a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on their underlying equity constituents. The return on the securities will not include such a total return feature or dividend component.
▪	Owning the securities is not the same as owning the underlying equity constituents. The return on the securities may not reflect the return you would realize if you actually owned the underlying equity constituents. For example, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the securities. In addition, as an owner of the securities, you will not have voting rights or any other rights that a holder of the underlying equity constituents would have.
▪	Changes in the levels of the basket components may offset each other. Changes in the levels of the basket components may not correlate with each other. At a time when the value of one basket component increases,

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the value of another basket component may decline or increase to a lesser extent. Therefore, in calculating the payment at maturity, increases in the value of one or more basket components may be moderated, or wholly offset, by declines in the value of another basket component.
▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the levels of the basket components will rise or fall and there can be no assurance that the basket return will be positive. The final basket level (and therefore the basket return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket components and their underlying equity constituent issuers. You should be willing to accept the risks associated with the relevant markets tracked by the each basket component in general and each basket component’s underlying equity constituents in particular.
▪	Changes that affect a basket component will affect the market value of your securities. The policies of each index sponsor, as specified under “Information About the Basket Components” (together, the “index sponsors”), concerning additions, deletions and substitutions of the underlying equity constituents of a basket component and the manner in which the index sponsor takes account of certain changes affecting the underlying equity constituents of a basket component may adversely affect the level of that basket component. The policies of the index sponsors with respect to the calculation of the basket components could also adversely affect the levels of the basket components. The index sponsors may discontinue or suspend calculation or dissemination of the basket components. Any such actions could have an adverse effect on the value of, and payment at maturity on, your securities.
▪	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests. UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict the index sponsors’ actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket components. The index sponsors are not involved in the securities offering in any way and have no obligation to consider your interest as an owner of the securities in taking any actions that might affect the market value of, and the payment at maturity on, your securities.
▪	Potential UBS impact on price. Trading or hedging transactions by UBS and/or its affiliates in the underlying equity constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of one or more basket components or underlying equity constituents may adversely affect the level of such basket component, therefore, the basket, and the market value of, and the payment at maturity on, your securities.
▪	Potential conflict of interest. UBS and its affiliates may engage in business with the underlying equity constituent issuers or trading activities related to one or more basket components or any underlying equity constituents, which may present a conflict between the interests of UBS and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity based on the basket return, which is based on observed closing levels of the basket components. The calculation agent can postpone the determination of the initial basket level, the final basket level or any final basket component level (and therefore the original issue date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date or valuation date, respectively. As UBS determines the economic terms of the securities, including the participation rate, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

▪	Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the basket components.
▪	The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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▪	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’s assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’s debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the securities) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’s obligations under the securities. Consequently, holders of securities may lose all of some of their investment in the securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
▪	Your securities will be treated as debt instruments subject to special rules governing contingent payment debt instruments (“CPDI”) for U.S. federal income tax purposes. The securities will be treated as debt instruments subject to special rules governing CPDI for U.S. federal income tax purposes. If you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the securities over their term based on the comparable yield for the securities, even though you will not receive any payments from us until the maturity date. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the maturity date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the securities will be taxed as ordinary interest income. If you purchased the securities in the secondary market, the tax consequences to you may be different.
Please see the section entitled “Tax considerations” herein and “Material U.S. Federal Income Tax Consequences”, including the sections “— Securities Treated as Indebtedness for U.S. Federal Income Tax Purposes” and “— Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

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Market-Linked Securities due on or about August 2, 2022 $• Based on the Value of an Equally Weighted Basket Comprised of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index

Information About the Basket

All disclosures contained in this document regarding the basket are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket or any basket component. You should make your own investigation into the basket.

Included on the following pages is a brief description of the basket and each basket component. This information has been obtained from publicly available sources. Set forth below for each basket component is a table that provides the quarterly closing high and quarterly closing low for such basket component. The information given below is for the specified calendar quarters. We obtained the closing level information set forth below from Bloomberg Professional® Service (“Bloomberg”) without independent verification. You should not take the historical prices of a basket component as an indication of future performance.

Because the basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about the basket closing levels as of the date of this preliminary pricing supplement. Therefore, the hypothetical basket closing levels of the basket below are calculated based on publicly available information for each basket component as reported by Bloomberg without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing levels have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the life of the securities.

The graph below illustrates the hypothetical performance of the basket from January 4, 2013 through November 28, 2018, based on the daily closing levels of the basket components. Past hypothetical performance of the basket is not indicative of the future performance of the basket.

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Information About the Basket Components

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to the securities.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — U.S. Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Eleven main groups of companies comprise SPX, with the percentage weight of each group in the index as a whole as of October 31, 2018 as follows: Information Technology (20.7%), Health Care (15.0%), Financials (13.6%), Communication Services (10.1%), Consumer Discretionary (9.8%), Industrials (9.3%), Consumer Staples (7.4%), Energy (5.7%), Utilities (3.1%), Real Estate (2.8%) and Materials (2.6%). As of September 28, 2018, the underlier sponsor broadened the current Telecommunication Services Sector and renamed it Communication Services. The renamed Sector includes the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector previously classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies previously classified in the Information Technology Sector. On November 15, 2017, the index sponsor announced that effective September 28, 2018 it will broaden the current Telecommunication Services Sector and rename it Communication Services. The renamed Sector will include the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector currently classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies currently classified in the Information Technology Sector. Effective March 10, 2017, company additions to the underlying index should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SPX.

Information as of market close on November 28, 2018:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,743.79
52 Weeks Ago (on November 28, 2017):	2,627.04
52 Week High (on September 20, 2018):	2,930.75
52 Week Low (on February 8, 2018):	2,581.00

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Historical Information

The following table sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the basket component for each quarter in the period from January 1, 2014 through November 28, 2018. The closing level of the basket component on November 28, 2018 was 2,743.79. The graph below sets forth the daily closing levels of the basket component for the period from January 1, 2008 through November 28, 2018. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing levels of the basket component should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the basket component on the valuation date.

S&P 500® Index	High	Low	Period End
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter (through November 28, 2018)	2,925.51	2,632.56	2,743.79

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S&P 500® Index - Daily Closing Levels From January 1, 2008 to November 28, 2018

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EURO STOXX 50® Index

We have derived all information regarding the EURO STOXX 50® Index (“SX5E”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited, (the “index sponsor” of SX5E).

SX5E is published by STOXX Limited, but STOXX Limited has no obligation to continue to publish SX5E, and may discontinue publication of the SX5E at any time. SX5E is determined, comprised and calculated by STOXX Limited without regard to the securities.

As discussed more fully in the index supplement under the heading “Non-U.S. Indices — EURO STOXX 50® Index”, SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. SX5E captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The SX5E universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SX5E.

Information as of market close on November 28, 2018:

Bloomberg Ticker Symbol:	SX5E
Current Index Value:	3,168.29
52 Weeks Ago (on November 28, 2017):	3,583.49
52 Week High (on January 23, 2018):	3,672.29
52 Week Low (on November 20, 2018):	3,116.07

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Historical Information

The following table sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the basket component for each quarter in the period from January 1, 2014 through November 28, 2018. The closing level of the basket component on November 28, 2018 was 3,168.29. The graph below sets forth the daily closing levels of the basket component for the period from January 1, 2008 through November 28, 2018. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing levels of the basket component should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the basket component on the valuation date.

EURO STOXX 50® Index	High	Low	Period End
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter	3,527.18	3,293.36	3,399.20
Fourth Quarter (through November 28, 2018)	3,414.16	3,116.07	3,168.29

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EURO STOXX 50® Index – Daily Closing Levels From January 1, 2008 to November 28, 2018

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TOPIX® Index

We have derived all information contained herein regarding the TOPIX® Index contained herein, including, its make-up, method of calculation and changes in its components, from publicly available information. The TOPIX® Index, also known as the Tokyo Stock Price Index, is a free-float adjusted capitalization-weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange (“TSE”). Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,500, are among the most actively traded stocks on the TSE. The TOPIX® Index is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. The TOPIX® Index is calculated and published by the TSE. Additional information about the TOPIX® Index is available on the following website: jpx.co.jp/english/markets/indices/topix/. We are not incorporating by reference the website or any material it includes in this document.

Composition and Maintenance. The TOPIX® Index is composed of all domestic common stocks listed on the TSE First Section, excluding temporary issues and preferred stocks. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the TOPIX® Index. The TOPIX® Index does not review underlier stocks. The number of underlier stocks will change according to new listings and delistings.

Index Stock Weighting by Sector as of October 31, 2018

Percentage (%)*
Air Transportation	0.58%
Banks	7.04%
Chemicals	7.11%
Construction	2.94%
Electric Appliances	13.09%
Electric Power and Gas	1.85%
Fishery, Agriculture and Forestry	0.12%
Foods	4.30%
Glass and Ceramics Products	0.89%
Information & Communication	7.67%
Insurance	2.48%
Iron and Steel	1.03%
Land Transportation	4.44%
Machinery	5.00%
Marine Transportation	0.17%
Metal Products	0.60%
Mining	0.34%
Nonferrous Metals	0.81%
Oil and Coal Products	0.89%
Other Financing Business	1.23%
Other Products	2.07%
Pharmaceutical	5.07%
Precision Instruments	1.82%
Pulp and Paper	0.32%
Real Estate	2.37%
Retail Trade	5.19%
Rubber Products	0.81%
Securities and Commodities Futures	0.99%
Services	4.74%
Textiles and Apparels	0.65%
Transportation Equipment	8.12%
Warehousing and Harbor Transportation Service	0.18%
Wholesale Trade	5.12%

*   Sector designations are determined by the TSE using criteria it has selected or developed. The TSE may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**   Information provided by the TSE. Percentages may not sum to 100% due to rounding.

Index Calculation. The TOPIX® Index is a free-float adjusted market capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968. The TSE calculates the TOPIX® Index multiplying the base point of 100 by the figure obtained from dividing the current free float adjusted market value by the base market value. The resulting value is not expressed in Japanese yen but presented in terms of points rounded to the nearest one hundredth. The formula for calculating the TOPIX® Index value can be expressed:

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Index value =	Base point of 100 x Current free float adjusted market value
Base Market Value

The current free float adjusted market value is the sum of the products of the price and the number of free float adjusted shares for index calculation of each underlier stock.

The number of free float adjusted shares for index calculation is the number of listed shares multiplied by free-float weight. The number of listed shares for index calculation is determined by the TSE. The number of listed shares for index calculation normally coincides with that of listed shares. However, in the case of a stock split, the number of listed shares increases at the additional listing date which comes after such stock split becomes effective; on the other hand, the number of listed shares for index calculation increases at the ex-rights date.

Free-float weight is a weight of listed shares deemed to be available for trading in the market and is determined and calculated by the TSE for each listed company for index calculation. The free-float weight of one company may be different from that of any other company. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The timing of the yearly free-float weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews are conducted in the following cases: allocation of new shares to a third party, strategic exercise of preferred shares or equity warrants, company spin-off, merger, stock-swap, take-over bid and other events that the TSE judges as appropriate reasons to review.

In the event of any increase or decrease in the current free-float adjusted market value due to reasons other than fluctuations in the TSE, such as public offerings or changes in the number of underlier stocks in the TSE First Section, necessary adjustments are made by the TSE to the base market value in order to maintain the continuity of the TOPIX® Index. The TSE makes adjustments as follows:

Event		Implementation of Adjustment (After Close of Trading)	Price Used for Adjustments
Addition	Company to be listed on the TSE First Section by initial public offering or via another stock exchange	One business day before the last business day of the next month of listing	Price on the adjustment date
Addition	Company included in the TOPIX® Index is to be delisted and a new company established through stockswap or similar transaction (including merger through establishing new company and company spin-off)	One business day before the listing date	Base price (used to decide the daily price limit)
Addition	Transfer to the TSE First Section from the Second Section	One business day before the last business day after such assignment (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date
Addition	Transfer to the TSE First Section from TSE Mothers Index	One business day before the last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date
Deletion	Company to be de-listed due to a stock-swap or similar transaction while the newly established company is promptly listed on the TSE First Section	Initial listing date of newly established company (normally two business days after delisting date)	Price one business day before the de-listing date (during the period from the delisting date to the business day before the date of removal from the TOPIX® Index, the price on the business day before the delisting

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date is used for index calculation)

Deletion	Company to be de-listed due to other reason than described above (merger and stockswap with non-surviving company included in the TOPIX® Index)	One business day before delisting date	Price on the business day before the adjustment date
Deletion	Designation of securities to be delisted	Three business days after the designation of securities to be delisted (one business day after designation if the day of designation is a holiday)	Price on the business day before the adjustment date
Deletion	Transfer to the TSE Second Section from the TSE First Section	One business day before the date of the reassignment date	Price on the business day before the adjustment date

No adjustments will be made to the base market value in the case of a stock split or reverse stock split.

Retroactive adjustments will not be made to revise the figures of the TOPIX® Index that have already been calculated and disseminated even if issuing companies file amendments on previously released information.

If trading in a certain underlier stock is suspended, the TSE regards it as having no change in its share price for purposes of calculating the TOPIX® Index. In the event of unforeseen circumstances, or if the TSE decides it is impossible to use its existing methods to calculate the TOPIX® Index, the TSE may use an alternate method of index calculation as it deems valid.

License Agreement

We expect to enter into a non-exclusive license agreement with the Tokyo Stock Exchange, Inc. ("TSE") providing for the license to us, in exchange for a fee, of the right to use the Tokyo Stock Price Index ("TOPIX Index"), the proprietary data therein contained ("TOPIX Index Value") and the trademarks "TOPIX", Tokyo Stock Exchange" and "Tokyo Stock Price Index/TOPIX" (collectively, the "TOPIX Marks") in connection with certain securities, including the securities. The TOPIX Index Value and the TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TOPIX such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Marks or as to the figure at which TOPIX Index Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value. No securities are in no way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or any advice on investments to any purchaser of the securities or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of the TOPIX Index Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the securities.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to TPX.

Information as of market close on November 28, 2018:

Bloomberg Ticker Symbol:	TPX
Current Index Value:	1,653.66
52 Weeks Ago (on November 28, 2017):	1,772.07
52 Week High (on January 23, 2018):	1,911.07
52 Week Low (on October 29, 2018):	1,589.56

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Historical Information

The following table sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the basket component for each quarter in the period from January 1, 2014 through November 28, 2018. The closing level of the basket component on November 28, 2018 was 1,653.66. The graph below sets forth the daily closing levels of the basket component for the period from January 1, 2008 through November 28, 2018. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing levels of the basket component should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the basket component on the valuation date.

TOPIX® Index	High	Low	Period End
2014
First Quarter	1,306.23	1,139.27	1,202.89
Second Quarter	1,269.04	1,132.76	1,262.56
Third Quarter	1,346.43	1,228.26	1,326.29
Fourth Quarter	1,447.58	1,177.22	1,407.51
2015
First Quarter	1,592.25	1,357.98	1,543.11
Second Quarter	1,679.89	1,528.99	1,630.40
Third Quarter	1,691.29	1,375.52	1,411.16
Fourth Quarter	1,605.94	1,442.74	1,547.30
2016
First Quarter	1,509.67	1,196.28	1,347.20
Second Quarter	1,407.50	1,204.48	1,245.82
Third Quarter	1,352.67	1,209.88	1,322.78
Fourth Quarter	1,552.36	1,301.16	1,518.61
2017
First Quarter	1,577.40	1,506.33	1,512.60
Second Quarter	1,624.07	1,459.07	1,611.90
Third Quarter	1,676.17	1,590.71	1,674.75
Fourth Quarter	1,831.93	1,673.62	1,817.56
2018
First Quarter	1,911.07	1,664.94	1,716.30
Second Quarter	1,815.25	1,703.80	1,730.89
Third Quarter	1,822.44	1,676.20	1,817.25
Fourth Quarter (through November 28, 2018)	1,824.03	1,589.56	1,653.66

December 2018	Page 31

Market-Linked Securities due on or about August 2, 2022 $• Based on the Value of an Equally Weighted Basket Comprised of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index

TOPIX® Index – Daily Closing Levels From January 1, 2008 to November 28, 2018

December 2018	Page 32

Market-Linked Securities due on or about August 2, 2022 $• Based on the Value of an Equally Weighted Basket Comprised of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information about UBS and the Securities	2
Investment Overview	3
Key Investment Rationale	3
Investor Suitability	4
Fact Sheet	5
How the Securities Work	12
How it works	14
Payment at Maturity	15
Risk Factors	16
Information About the Basket	21
Information About the Basket Components	22

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-10
S&P 500® Index	IS-15
Commodity Indices	IS-20
Bloomberg Commodity IndexSM	IS-20
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-27
Non-U.S. Indices	IS-32
EURO STOXX 50® Index	IS-32
FTSETM 100 Index	IS-38
Hang Seng China Enterprises Index	IS-41
MSCI Indexes	IS-45
MSCI-EAFE® Index	IS-45
MSCI® Emerging Markets IndexSM	IS-45
MSCI® Europe Index	IS-45

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Market-Linked Securities
due on or about August 2, 2022

Preliminary Pricing Supplement dated November 30, 2018
(To Product Supplement dated October 31, 2018,
Index Supplement dated October 31, 2018
and Prospectus dated October 31, 2018)

UBS Investment Bank

UBS Securities LLC